Exhibit 10.39

                        Mining Lease and Option Agreement

        This Mining Lease and Option Agreement ("Agreement") is made and entered into by and between St. George Metals, Inc., a Nevada corporation ("Owner"), and Triband Resource US Inc., a Nevada corporation ("Triband").

                                    Recitals

        A. Owner owns or holds an interest in certain unpatented mining claims situated in Lander County, Nevada, more particularly described in Exhibit A,
Part 1, attached to this Agreement.

        B. Owner and Marion Fisher, Sam Bida and Neva F. Bida, Leon Belaustegui and Velma Belaustegui are parties to the Sales Agreement dated March 20, 1986, concerning the unpatented mining claims described in Exhibit A, Part 2, attached to this Agreement, as amended by the Sales Agreement Amending Agreement among Sam Bida and Neva F. Bida, the Estate of Leon Belaustegui (Thomas L. Belaustegui, Trustee), Velma Belaustegui, the Estate of Marion Fisher (Giles F. Altenburg and Gail Altenburg Trounday, heirs) and St. George Metals, Inc.

        C. Owner and Battle Mountain State Bank Mortgage Corporation, a Nevada corporation, Rolac Systems Subsidiary, Inc., a California corporation, St. George Minerals, Inc., a British Columbia corporation, and Reynolds Metals Exploration, Inc., a Delaware corporation are parties to the Royalty Agreement dated February 16, 1989, recorded in the Office of the Lander County Recorder, on March 2, 1989, Document No. 159181, Book 328, Official Records, Page 444.

        D. Owner and St. George Minerals, Inc., a British Columbia corporation, Battle Mountain State Bank Mortgage Corporation, a Nevada corporation, Marion Fisher, Sam Bida and Neva F. Bida, Leon Belaustegui and Velma Belaustegui, Rolac Systems Subsidiary, Inc., a California corporation, Cascade Resources Joint Venture, a Nevada joint venture, and Reynolds Metals Exploration, Inc., are parties to the Boundary Agreement dated February 15, 1989, recorded in the Office of the Lander County Recorder on March 2, 1989, Document No. 159182, Book 328, Official Records, Page 460.

        E. Owner and Marion Fisher, Sam and Neva F. Bida and Leon Belaustegui and Velma Belaustegui, Battle Mountain State Bank Mortgage Corporation, a Nevada corporation, St. George Minerals, Inc., a British Columbia corporation, and Reynolds Metals Exploration, Inc., a Delaware corporation, are parties to the Claim Overlap Agreement dated February 15, 1989, recorded in the Office of the Lander County Recorder on March 2, 1989, Document No. 159183, Book 328, Official Records, Page 469.

        F. Owner and Triband are parties to a letter of intent (the "Letter of Intent") dated August 25, 1997, and desire to formalize their agreement as expressed in the Letter of Intent. This Agreement supersedes the Letter of Intent.
        Now, therefore, in consideration of their mutual promises, the parties agree as follows:

1. Definitions. The following defined terms, wherever used in this Agreement, shall have the meanings described below:

        1.1 "Bida-Belaustegui Agreement" means the Sales Agreement, as amended by the Sales Agreement Amending Agreement, described in Recital B.

        1.2 "Boundary Agreement" means the Boundary Agreement described in Recital D.

        1.3 "Claim Overlap Agreement" means the Claim Overlap Agreement described in Recital E.

        1.4 "Closing" means the delivery of the Purchase Price for the Option and the instruments deposited in escrow as described in Section 6.

        1.5       "Closing Date" means the date on which the Closing occurs.

        1.6 "Diligence Period" means the period beginning on the Effective Date and ending on the earlier of the sixtieth (60th) day after the Effective Date, or the date on which Triband elects to proceed under this Agreement in accordance with Section 44.

        1.7 "Effective Date" means the date this Agreement has been executed by all parties.

         1.8 "Lease Year" means each one (1) year period following the Effective Date and each anniversary of the Effective Date.

        1.9 "Minerals" means gold, silver, platinum, antimony, mercury, copper, lead, zinc, and all other mineral elements and mineral compounds, and geothermal resources, which are contemplated to exist on the Property or which are after the Effective Date discovered on the Property and which can be extracted, mined or processed by any method presently known or developed or invented after the Effective Date.

         1.10 "Minimum Payments" means the payments payable by Triband to Owner in accordance with Section 5.2.

        1.11 "Net Smelter Returns" means the amount calculated and determined in accordance with the terms of Exhibit B attached to and by this reference incorporated in this Agreement.

        1.12 "Option" means the option to purchase the Property and the Underlying Agreements and the property subject to them granted by Owner to Triband in accordance with Section 6.

        1.13 "Ore" means Minerals, the nature and composition of which, in the sole judgment of Triband, justifies either: (1) mining or removing from the Property during the term of this Agreement, and shipping and selling the same, or delivering the same, to a processing plant for physical or chemical treatment; or (2) treatment, including leaching, on the Property during the term of this Agreement.

        1.14 "Owner" means St. George Metals, Inc., a Nevada corporation, and its successors and assigns.

        1.15      "Product" means the following:

                  1.15.1 All Minerals and Ore mined from the Property during the term of this Agreement and shipped and sold by Triband before treatment; and,

                  1.15.2 All concentrates, precipitates and mill products produced by or for Triband from Ore and sold by Triband or from Ore leached or treated on the Property and sold by Triband during the term of this Agreement.

        1.16 "Property" means: (a) the lands and unpatented mining claims described in Recital A; (b) all of Owner's right, title, and interest in the lands and the unpatented mining claims described in this Agreement, including all Minerals and mineral rights; and (c) all right, title and interest in the lands and unpatented mining claims acquired by Owner or Triband in accordance with the terms of the Underlying Agreements.

        1.17 "Purchase Price" means the price to be paid by Triband for its purchase of the Property on exercise of the Option.

        1.18 "Royalty" means the Net Smelter Returns production royalty payable to Owner in accordance with Section 5.3.

        1.19 "Royalty Agreement" means the Royalty Agreement described in Recital C.

        1.20 "Royalty Option" means the option to purchase the Royalty granted by Owner to Triband in accordance with Section 6.

        1.21 "Royalty Price" means the price to be paid by Triband for its purchase of the Royalty on exercise of the Royalty Option.

        1.22 "Triband" means Triband Resource US Inc., a Nevada corporation, and its successors and assigns.

        1.23 "Underlying Agreements" means, collectively, the Bida-Belaustegui Agreement, the Boundary Agreement, the Claim Overlap Agreement, the Royalty Agreement and the agreements described in Section 44, as they may be amended from time to time.

        1.24 "Waste" means earth, rock or material mined or removed from the Property during the term of this Agreement, but which is not Ore.

2.      Relationship of the Parties.

        2.1 Limitation. Triband's performance of its duties and obligations under this Agreement shall not obligate Triband to perform any additional services to Owner nor to invest any funds in the exploration for, development or production of minerals on or under the Property. Triband may explore, conduct geological, geochemical and geophysical investigations, sample, drill or otherwise explore for, in the manner and to the extent that Triband, in its sole discretion, deems advisable. Only the express duties and obligations described in this Agreement are binding upon Triband, and, except as expressly provided in this Agreement, Triband shall have no duties or obligations, implied or otherwise, to explore for, develop or mine Minerals or Ore from the Property, it being agreed that Triband's Minimum Payments are in lieu of any implied duties or obligations.

        2.2 No Partnership. This Agreement shall not be deemed to constitute any party, in its capacity as such, the partner, agent or legal representative of any other party, or to create any partnership, mining partnership or other partnership relationship, or fiduciary relationship between them, for any purpose.

        2.3 Competition. Except as expressly provided in this Agreement, each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort whatsoever outside the Property or outside the scope of this Agreement whether or not competitive with the endeavors contemplated under this Agreement without consultation with or participation of the other party. In particular, without limiting the foregoing, neither party to this Agreement shall have any obligation to the other as to any opportunity to acquire any interest, money, property or right offered to it outside the scope of this Agreement.

3.      Exploration Privilege and Lease.

        3.1 Exploration Privilege. Owner grants to Triband the exclusive right and privilege to enter on the Property for the purposes of exploration and prospecting for any and all Minerals, mineral substances, metals, ore-bearing materials and rocks of every kind, including the right of ingress and egress for personnel, machinery, equipment, supplies and products and the right to use so much of the surface and water on the Property as may be reasonably needed for such purposes.
        3.2 Lease. Owner leases exclusively to Triband the Property and all Minerals. The rights granted under this Agreement include all the right, title and interest of Owner in the Property, lands and mining claims described in this Agreement, including, but not limited to, the surface and subsurface, all Ore, Minerals, mineral elements and compounds, and mineral rights, all water and water rights, geothermal resources and geothermal water, in, upon and under the Property, all of the interests of Owner in all options, contracts, easements and rights-of-way reserved or granted in, upon or pertaining to the Property, and all right, title and interest which may be acquired by or for Owner in or pertaining to the Property or any part, during the term of this Agreement, together with any and all veins, lodes and mineral deposits now owned or acquired by Owner after the Effective Date extending from or into or contained in the Property, and all tenements, hereditaments and appurtenances.

        3.3 Assignment and Sublease. Owner assigns exclusively to Triband all of Owner's interest under the Underlying Agreements and subleases to Triband the property interests subject to the Underlying Agreements. Triband accepts the assignment and sublessee and agrees to perform all of the obligations of Owner under the Underlying Agreements which accrue or arise after the Effective Date, except for any obligations reserved to Owner under this Agreement. During the term of this Agreement, Triband shall have the exclusive right to exercise all elections, privileges and rights granted to Owner, or Owner's predecessors-in-interest, under each of the Underlying Agreements, and Owner grants and transfers to Triband full power and right of substitution and subrogation in and to all credits in Owner's favor and all covenants, representations and warranties made by each lessor, sublessor or optionor of Owner or any other party, under the Underlying Agreements. On Triband's exercise of the Option, Owner shall assign, convey and transfer to Triband all of Owner's right, title and interest in and under each of the Underlying Agreements and in and to all of the property interests subject to each of the Underlying Agreements. Any and all payments paid by Triband on Owner's behalf in accordance with this Section shall be credited to Triband's account and against Triband's payment obligations under this Agreement.

        3.4 Uses. Triband is granted the right to mine Minerals and to use the Property including, but without being limited to, the full right, authority and privilege of placing and using excavations, open pit mines, injection and production wells, openings, shafts, ditches and drains, and of constructing, erecting, maintaining, using and, at its election, removing any and all buildings, structures, plants, roadways, pumps, pipelines, electrical power lines and facilities, stockpiles, waste piles, heap leach pads, tailings ponds and facilities, settling ponds, and all other improvements, property and fixtures for mining, removing, beneficiating, concentrating, smelting, extracting, leaching (in place or otherwise), refining and shipping of Minerals, Ore or Product, or for any incidental activities, whether presently contemplated or known to be used in the mining, extraction, production or processing of Minerals, water or geothermal resources, or energy resources, or to any of the rights or privileges of Triband under this Agreement. Triband is further granted the right, to the extent Owner lawfully may grant the right, to divert streams, to remove lateral and subjacent supports, to use, cave, subside, consume, or destroy the surface of any part of it, to deposit earth, rocks, waste, lean Ore and materials on any part of the Property, to leach the same, and to commit waste.

        3.5 Water Rights. Owner leases to Triband all of Owner's water rights appurtenant to the Property. Subject to the regulations of the state in which the Property is situated concerning the appropriation and taking of water, Triband shall have the right to appropriate and use water, to drill wells for the water on the Property and to lay and maintain all necessary water lines as may be required by Triband in its operations on the Property.

4. Term. The term of this Agreement shall be from the Effective Date for twenty
(20) years unless terminated or canceled as provided in this Agreement and for so long after twenty (20) years as Triband makes the Minimum Payments and conducts exploration for, development of or production of Minerals and Ore on the Property.

5. Payments. Triband shall make the following payments to Owner:

        5.1 Initial Payment. On the Effective Date, Triband shall pay to Owner the sum of Fifteen Thousand Dollars ($15,000.00). Triband shall also pay to Jim McGlasson, consultant of Denver, Colorado, the sum of One Thousand Two Hundred Dollars ($1,200.00) as direct payment for or reimbursement of his costs for copies of geological, geochemical, geophysical and other data relating to the Property. Triband shall deliver the payment concurrently with Mr. McGlasson's or Owner's delivery of the data.

        5.2 Minimum Payments. Triband shall pay to Owner on the dates described below the following Minimum Payments which shall be advance payments of the
Royalty:

        Date                                                                        Payment Amount
        First Anniversary of Effective Date                                             $15,000.00
        Second Year Anniversary of Effective Date                                       $25,000.00
                  and each following Anniversary of Effective Date during the term of this Agreement until the purchase price under the
                  Bida-Belaustegui Agreement has been paid in full
        Beginning on the first Anniversary of the                                       $50,000.00
                  Effective Date following payment of the purchase price under the Bida- Belaustegui Agreement and each following Anniversary of Effective Date during the term of this Agreement

If Triband exercises the Option, Triband's obligation to pay the Minimum Payments shall terminate. Triband shall pay to the lessors, sublessors and Optionors, as applicable, under the Underlying Agreements the minimum payments payable in accordance with the Underlying Agreements which accrue after Triband has elected to proceed under this Agreement in accordance with the Underlying Agreements which accrue after the Effective Date.

        5.3 Production Royalty. Triband shall pay to Owner the Royalty described in this Section 5.3. Payments of the Royalty shall be determined at the end of each calendar quarter after the Effective Date. The Royalty shall be determined quarterly on the basis such that payments will be determined as of and payable within thirty (30) days after the last day of each calendar quarter during which Triband receives the outturn to its account of precious metals produced from the Property. The Royalty payable by Triband to Owner under this Agreement shall be based solely on the payments actually received by Triband for the outturn to its account of precious metals produced from the Property. Triband shall have no obligation to account to Owner, and Owner shall have no interest or right of participation in, any profits or proceeds of futures contracts, forward sales, hedging or other similar marketing mechanisms used by Triband or any of its affiliates concerning any Minerals, Ore or Product. Triband shall have no obligation to Owner to complete or perform any futures contracts, forward sales, hedging or any other marketing agreement which Triband or any of its affiliates may hold concerning Minerals, Ore or Product. The Royalty percentage rate shall be four percent (4%) of the Net Smelter Returns, except: (a) effective on Triband's exercise of one, but not both, of the Option or the Royalty Option, the Royalty percentage rate shall be reduced to two percent (2%); and (b) Triband shall be credited and the Royalty otherwise payable to Owner in any quarter shall be reduced by the amount of any and all production fees, production royalties or severance taxes assessed against, based on or imposed or levied against the production of Minerals, Ore or Product from the Property which are paid by Triband to any party under the Underlying Agreements or to the United States during the quarter. If Triband exercises the Option and the Royalty Option, the Royalty shall terminate.

        5.4 Method of Payment. Except for the payment due on the Effective Date, all payments made by Triband to Owner shall be paid by check delivered to Owner's address for notice purposes. Triband shall be obligated to deliver only a single check or payment, and Triband shall have no responsibility for disbursement or distribution of any payment after receipt by the described payee. If Owner constitutes two or more parties, such parties shall designate a single agent or depository for payment of all payments to be made by Triband under this Agreement. At the time of making such payment, Triband shall deliver to Owner a statement showing the amount of production royalty due and the manner in which it was determined and shall submit to Owner data reasonably necessary to enable Owner to verify the determination.

        5.5 Payment Credits. The Minimum Payments paid by Triband to the lessors, sublessors and optionors, as applicable, in accordance with the underlying Agreements and paid by Triband to Owner shall be credited cumulatively to Triband's account and against the Purchase Price and Triband's Royalty payment obligations under this Agreement. All such payments made by Triband, together with all Royalty payments made by Triband, shall be credited cumulatively to Triband's account and against the Purchase Price.

        5.6 Audit. At Owner's expense, Owner or its authorized agents shall have a right to audit and inspect Triband's accounts and records used in calculating production royalty payments, which right may be exercised as to each payment at any reasonable time during a period of one (l) year from the date on which the payment was made by Triband. If no such audit is performed during such period, such accounts, records and payments shall be conclusively deemed to be true, accurate and correct.

6.      Options.

        6.1 Option to Purchase Property. Owner grants to Triband the exclusive right to purchase the Property, the Underlying Agreements and the property subject to the Underlying Agreements. The Purchase Price for the Option shall be Two Million Dollars ($2,000,000.00) United States currency, less the then outstanding balance of the purchase price payable under the Bida-Belaustegui Agreement and the outstanding balance under any other of the Underlying Agreements. The Option shall be exercisable in accordance with the provisions of this Section 6.1.

                  6.1.1 Notice of Election. Triband may give written notice of its election to exercise the Option or Triband may pay the entire Purchase Price which shall be deemed Triband's exercise of the Option. On Owner's receipt of Triband's notice of its exercise of the Option or on Triband's payment of the entire Purchase Price, the parties shall make diligent efforts to close the conveyance of the Property, the Underlying Agreements and the property subject to the Underlying Agreements to Triband within thirty (30) days after Owner's receipt of Triband's notice or as soon as the transaction can be closed.

                  6.1.2 Escrow and Delivery of Instruments. On execution of this Agreement, Owner and Triband shall execute and deliver to an escrow agent satisfactory to Triband the following: (a) Owner shall execute and deliver a conveyance of the Property and an irrevocable assignment of the Underlying Agreements and the property subject to the Underlying Agreements in form acceptable to Triband and proper for recording; (b) Owner and Triband shall execute and deliver such general conditions as are reasonably requested by the escrow agent; and (c) Owner and Triband shall provide such other assurances and execute and deliver such other instruments as are reasonably requested by Triband or the escrow agent for the purpose of closing the Option. On Triband's exercise of the Option and Triband's payment of the Purchase Price to Owner, the escrow agent shall deliver to Triband the documents delivered by Owner and Triband to the escrow agent. If this Agreement is terminated in accordance with its terms and Triband has not exercised the Option before termination, the escrow agent shall deliver to Owner the documents delivered by Owner and Triband to the escrow agent.

                  6.1.3 Closing Costs. Triband shall pay the real property transfer tax, if any, the costs of escrow, and all recording costs incurred in the Closing.

                  6.1.4 Taxes. Payment of any and all state and local real and personal property taxes on the Royalty purchase not otherwise provided for in this Agreement shall be prorated between the parties as of the Closing on a thirty (30) day month.

                  6.1.5 Payment of Purchase Price. On the Closing, Triband shall pay to the Owner, if it has not previously done so, in cash or by check the balance of the Purchase Price which shall be net of all payment credits under this Agreement and the then outstanding balance of the Purchase Price under the Bida-Belaustegui Agreement and the outstanding balance under any other of the Underlying Agreements.

                  6.1.6 Effect of Exercise of Option. On the Closing, Triband shall acquire and own the Property, the Underlying Agreements and the property subject to the Underlying Agreements, subject to the Royalty the percentage rate of which described in Section 5.3 shall be reduced to two percent (2%), provided, however, that if concurrently with or before the Closing Triband has exercised the Royalty Option, the Royalty shall terminate.

        6.2 Royalty Option. Owner grants to Triband the exclusive right to purchase one-half (1/2) of the Royalty representing two percent (2%) of the Net Smelter Returns. The Royalty Price for the Royalty Option shall be One Million Dollars ($1,000,000.00). The Royalty Option shall be exercisable by Triband at any time within six (6) months after Triband's receipt of all approvals, consents, licenses and permits required for the production of Minerals from the Property and the commencement of development of a commercial mine on the Property. If Triband exercises the Royalty Option, it shall deliver notice of its election and the parties shall close the purchase of the Royalty in the same manner provided for Triband's exercise and closing of the Option prescribed in
Section 6.1.1 through 6.1.5. If Triband exercises the Royalty Option, the Royalty percentage rate described in Section 5.3 shall be reduced to two percent (2%), unless before or concurrently with the closing of the Royalty Option Triband exercises the Option, in which case the Royalty shall terminate.

7. Compliance With The Law. All exploration and development work performed by Triband during the term of this Agreement shall conform with the applicable laws and regulations of the state in which the Property is situated and the United States of America. Triband shall be fully responsible for compliance with all applicable Federal, state and local reclamation statutes, regulations and ordinances relating to such work, all at Triband's cost, and Triband shall indemnify and hold harmless Owner from any and all claims, assessments, fines and actions arising from Triband's failure to perform the foregoing obligations. Owner agrees to cooperate with Triband in Triband's application for governmental licenses, permits and approvals, the costs of which shall be borne by Triband.

        7.1 Reclamation of Existing Roads. Triband agrees to reclaim roads presently existing on the Property which were constructed for exploration purposes by Owner. Triband shall have the right, exercisable in its sole and exclusive discretion, to determine the time for reclamation of the existing roads, provided that Triband's reclamation complies with applicable laws and regulations and the terms and conditions of notices of intent and operating plans for the existing roads. Triband and Owner will execute and deliver all agreements, assignments, consents and other instruments necessary or convenient to sever the reclamation obligations for the Property from Owner's reclamation obligations for the Dean Mine and to provide for a separate and distinct plan of operations for the Property.

        7.2 Transfer of Security for Reclamation. Owner assigns and conveys to Triband all of Owner's right, title and interest in and to the allocable portion of any and all security, including surety bonds, deposited or posted by Owner to secure reclamation of the existing roads on the Property in respect of which Triband has assumed reclamation obligation. Owner will execute and deliver all agreements, assignments, consents and other instruments necessary or convenient for the assignment to Triband of the portion of the security for performance of reclamation of the existing roads on the Property.

8.      Mining Practices; Inspection of Data.

        8.1 Mining Practices. Triband shall work the Property in a miner-like fashion.

        8.2 Inspection of Data. During the term of this Agreement and at Owner's expense, Owner shall have the right to examine noninterpretive factual data regarding the Property in Triband's possession during reasonable business hours and upon prior notice, provided, however, that the rights of Owner to examine such data shall be exercised in a manner such that such inspection does not delay, hinder or interfere with the operations of Triband.

        8.3 Measurements; Analysis. Triband shall measure Ore and grade and take and analyze samples in accordance with mining industry practices, and shall keep accurate records as a basis for computing the production royalty payments. These records shall be available for inspection by Owner, at Owner's expense, at reasonable times subject to the provisions of this Agreement regarding accounts, inspection, records and payments.

9. Production Records. Triband shall keep accurate records of the sale or shipment of Product from the Property, and these records shall be available for inspection by Owner, at Owner's expense, at reasonable times subject to the provisions of this Agreement regarding accounts, inspection, records and payments.

10.     Consolidation of Operations.

        10.1 Cross Mining. Triband is granted the right to mine and remove Ore, Minerals, Product and materials from the Property through or by means of shafts, openings or pits which may be in or upon adjoining or nearby lands owned or controlled by Triband. Triband may use the Property and any shafts, openings and pits on the Property for the mining, removal, treatment and transportation of Ore and materials from adjoining or nearby lands, or for any purpose connected with such activities. Triband shall have the right to treat or process, in any manner (including in situ or solution mining), any Ore, Minerals, material and products mined or produced from the Property and from other lands. Such treatment may be conducted wholly or in part at facilities established or maintained on the Property or on other lands. The tailings and residue from such treatment shall be deemed Waste and may be deposited on the Property or on other lands and Triband shall have no obligation to remove such Waste from the Property nor to return to the Property Waste resulting from the processing of Ore or materials from the Property.

        10.2 Unitization. Triband's operations on the Property and its operations on other lands may be conducted upon the Property and upon any and all such other lands as a single mining operation, to the same extent as if all such properties constituted a single tract of land.

        10.3 Boundary Areas. Owner waives all rights, statutory and otherwise, to require Triband to maintain adjacent support for the Property and any contiguous property owned, leased, or controlled by Triband or any other party. Owner waives its right to prohibit Triband from mining within any minimum distance of any boundary line of the Property and contiguous lands and grants to Triband the authority to act as Owner's agent and representative to enter agreements with the owners of contiguous properties so as to allow mining of all Ore located on, near or under the boundary of the Property. Owner waives all extralateral rights appurtenant to each unpatented mining claim which constitutes part of the Property, and agrees that Triband's obligations to account for and to pay the Royalty shall apply and extend only to Minerals and Ore produced from within the vertical planes of the exterior boundaries of the Property extended downward to the center of the earth.

11. Stockpiling; Waste.

        11.1 Stockpiling. Triband shall have the right to stockpile on the Property or on other lands any Ore, Minerals, materials or Waste mined or produced from the Property at such place or places as Triband may elect, without the obligation to remove them from where stockpiled or to return them to the Property. The stockpiling of Ore or materials from the Property on other lands shall not be deemed a removal or shipment requiring payment in respect of Owner's interest. Triband shall have the right to stockpile on the Property any ore, materials or waste mined or produced by Triband from other lands without obligation to remove the same at any time. Owner agrees to recognize the rights and interests of others in such other ores, materials and waste stockpiled on the Property and to permit their removal by Triband or the owner of such other ores, materials and wastes.

        11.2 Waste. Waste, overburden, surface stripping and other materials from the Property may be deposited on or off the Property. Nothing in this Section shall limit the provisions of this Agreement concerning stockpiling Product on or off the Property.

12. Mixing. Triband shall have the right to commingle Ore from the Property and materials from other properties. Before commingling, the Ore from the Property and other ore shall be measured and sampled by Triband in accordance with sound mining and metallurgical practice. Representative samples of Ore and other ores shall be retained by Triband, and assays of these samples shall be made before commingling to determine the metal content of each ore. Triband shall keep records of the measurements, samples and assays of metal content of the Ore and other ore.

13. Treatment. Triband shall have the right, but shall not be required, to beneficiate, concentrate, smelt, refine, leach and otherwise treat, in any manner, any Ore, Product and materials mined or produced from the Property and from other lands. Such treatment may be conducted wholly or in part at a plant or plants established or maintained on the Property or on other lands. The tailings and residue from such treatment may be deposited on the Property or on other lands. Owner shall have no right, title or interest in the tailings or residue; provided, however, that the tailings or residue remaining on the Property for a period of one (l) year after the date on which this Agreement has expired, or has been terminated by Triband as to all of the Property, shall be deemed abandoned by Triband and shall become the property of Owner.

14. Scope of Agreement. Triband's obligations under this Agreement shall extend to and include only the lands and the unpatented mining claims which comprise the Property and the property subject to the Bida-Belaustegui Agreement on the Effective Date as described in Exhibit A. Triband shall not be obligated to Owner under this Agreement in respect of any interests, minerals, mineral rights, patented mining claims, unpatented mining claims or other property interests or rights which Triband acquires from any third party.

15.     Work Obligations.

        15.1 Assessment Work. Beginning with the annual assessment work period of September 1, 1998 to September 1, 1999, and for each annual assessment work year commencing during the term of this Agreement, Triband shall perform for the benefit of the Property work of a type customarily deemed applicable as assessment work and of sufficient value to satisfy the annual assessment work requirements, if any, of all applicable Federal, state and local laws, regulations and ordinances, and shall prepare evidence of the same in form proper for recordation and filing, and shall timely record and/or file such evidence in the appropriate Federal, state and local office as required by applicable Federal, state and local laws, regulations and ordinances, provided that if Triband elects to terminate this Agreement or surrender any of the unpatented mining claims part of the Property before July 1 of any year, it shall have no further obligation to perform annual assessment work nor to prepare, record and/or file evidence of the same with respect to that year for all of the unpatented mining claims or the surrendered unpatented mining claims, as the case may be. If under applicable Federal laws and regulations Federal annual mining claim maintenance or rental fees are required to be paid for the unpatented mining claims which constitute all or part of the Property, beginning with the annual assessment work year of September 1, 1998, to September 1, 1999, Triband shall timely and properly pay the Federal annual mining claim maintenance or rental fees, and shall execute and record or file, as applicable, proof of payment of the Federal annual mining claim maintenance or rental fees and of Owner's intention to hold the Property, provided that if Triband elects to terminate this Agreement or surrender any of the unpatented mining claims part of the Property before July 1 of any year, it shall have no further obligation to pay the fees and record or file proof of payment of the fees with respect to that year for all of the unpatented mining claims or the surrendered unpatented mining claims, as the case may be.

         15.2 Work Commitment. Triband shall expend for exploration, development and reclamation work on the Property the amounts described below:

Date                                        Lease Year Commitment           Cumulative Commitment
On or before the second anniversary                  $150,000.00                    $150,000.00
        of Effective Date
On or before the third anniversary                   $200,000.00                    $350,000.00
        of Effective Date

After the third Lease Year, the work commitment obligation will increase by the amount of Fifty Thousand Dollars ($50,000.00) for each Lease Year until Triband commences commercial production on the Property. If Triband terminates this Agreement during any Lease Year before Triband has performed its work commitment obligation, if any, for such Lease Year, Triband shall be released from its work commitment obligation for such Lease Year. If during any Lease Year Triband does not incur expenditures in an amount equal to or greater than its work commitment obligation for such Lease Year and Triband elects not to terminate this Agreement, Triband may pay to Owner the difference between the work commitment obligation and the amount actually incurred by Triband during the Lease Year. All work commitment expenditures incurred by Triband during any Lease Year in excess of the work commitment expenditure obligation for such Lease Year shall be credited, insofar as such excess expenditures will go, against Triband's work commitment obligations for any one or more subsequent Lease Years. If Triband is unable to obtain any approval, consent, license or permit required by any Federal, state or local government agency for Triband's performance of its work obligations within thirty (30) days after Triband's application for such approval, consent, license or permit, the period during which Triband must complete its work obligation shall be extended by the time required for Triband to obtain such approval, consent, license or permit. Triband shall notify Owner that Triband must extend the work commitment obligation period, and Triband shall deliver to Owner documentation which evidences Triband's application for and the delays incurred by Triband in respect of any approval, consent, license or permit. The work commitment obligation will terminate on the commencement of commercial production on the Property.

16. Patent Application. Triband may, at its expense, seek to patent, in Owner's name, any or all of the unpatented mining claims part of the Property. Owner pledges full cooperation to Triband in executing any documents necessary to accomplish patenting if so desired by Triband. If Triband begins patent proceedings and Triband desires to discontinue them, or if this Agreement is terminated while patent proceedings are pending, Triband shall have no further obligation with respect to the patent proceedings, except to pay any unpaid expenses accrued in such proceedings before its request to discontinue, or before termination, whichever occurs first. If the patent application results in cancellation of any unpatented claims, under no circumstances shall Triband be liable for any claims, losses or damages resulting from such cancellation. Owner appoints Triband as Owner's lawful attorney-in-fact for the purpose of patent applications. All patents shall be part of the Property and the parties will promptly after issuance of each patent execute and deliver an addendum to this Agreement and a memorandum of this Agreement to such effect.

17. Amendment of Mining Laws. The parties acknowledge that legislation for the amendment or repeal of the mining laws of the United States applicable to the Property have been, and will be, considered by the United States Congress and the United States Senate. The parties desire to insure that any and all interests of the parties in the lands subject to the unpatented mining claims which comprise all or part of the Property, including any rights or interests acquired in such lands under the mining laws as amended, repealed or superseded, shall be part of the Property and shall be subject to the Agreement. If the mining laws applicable to the unpatented mining claims subject to this Agreement are amended, repealed or superseded, the termination or conversion of Owner's interest in the Property pursuant to such amendment, repeal or supersession of the mining laws shall not be considered a deficiency or defect in Owner's title in the Property, and Triband shall have no right or claim against Owner resulting from the conversion, diminution, or loss of Owner's interest in and to the Property except as expressly provided in this Agreement.

        If pursuant to any amendment or supersession of the mining laws Owner is granted the right to convert its interest in the unpatented mining claims comprising the Property to a permit, license, lease, or other right or interest, Triband may, in Triband's discretion, elect to exercise such right of conversion in Owner's name. Owner shall promptly execute and deliver any and all instruments necessary or convenient to Triband election of the right of conversion. Owner shall bear the cost of the application for such conversion, however, Triband shall during the term of this Agreement pay to the United States all periodic payments required to preserve or maintain such converted interests, including, without limitation, permit, license, lease, production royalties, holding fees, or other periodic payments. All converted interests or rights shall be deemed to be part of the Property subject to this Agreement. Upon the grant or issuance of such converted interests or rights, the parties shall execute and deliver an addendum to this Agreement, in recordable form, by which such converted interests or rights are made subject to this Agreement. Any and all production fees, production royalties or severance taxes based on or assessed against production of Minerals, Ore or Product from the Property which are paid by Triband to the United States shall be credited in Triband's favor against the amount of the Royalty payments otherwise payable by Triband to Owner.

18. Liens and Notices of Non-Responsibility. Owner and Triband agree to keep the Property at all times free and clear of all liens, charges and encumbrances of any and every nature and description done, made or caused by them, and to pay all indebtedness and liabilities incurred by or for them which may or might become a lien, charge or encumbrance against the Property before such indebtedness and liabilities shall become a lien, charge or encumbrance; except that Triband need not discharge or release any such lien, charge or encumbrance so long as Triband disputes or contests the lien, claim or encumbrance. The parties agree that Owner shall be informed immediately of the execution of this Agreement by Triband in order that Owner can properly and timely record a notice of non-responsibility in the office of the county recorder of the county in which the Property is located. Nothing in this Agreement shall be construed to prevent Triband from assigning, pledging, encumbering or otherwise transferring its interest in this Agreement or the Property for the purpose of acquiring financing for its activities or operations on the Property or for any other purpose, which acts are expressly authorized.

19.     Taxes.

        19.1 Real Property Taxes. Owner shall pay any and all real property taxes assessed against the Property before execution of this Agreement. Triband shall pay promptly before delinquency all taxes and assessments, general, special, ordinary and extraordinary, that may be levied or assessed during the term of this Agreement and on the Property then remaining subject to this Agreement, except net proceeds of mines taxes and taxes which are assessed or imposed against or levied on Owner's share of production of Minerals, Ore or Product or any payments to Owner under this Agreement. All taxes which Triband is obligated to pay for the year in which this Agreement is executed and for the year in which this Agreement terminates shall be prorated between Owner and Triband, except that neither Owner nor Triband shall be responsible for the payment of any taxes which are based upon income, net proceeds, production or revenues from the Property assessed solely to the other party. Triband always shall have the right to contest, in the courts or otherwise, in its own name or in the name of Owner, the validity or amount of any such taxes or assessment, before it shall be required to pay the taxes. Triband shall upon request furnish to Owner copies of receipts or proof of payment for all such taxes and assessments when paid.

        19.2 Personal Property Taxes. Each party shall pay all taxes assessed against such party's personal property, improvements or structures placed or used on the Property.

        19.3 Income Taxes. Triband shall not be liable for any taxes levied on or measured by income or net proceeds, or other taxes applicable to Owner, based upon payments under this Agreement or based upon the production of Minerals, Ore or Product from the Property. Each of Owner and Triband shall pay the net proceeds of mines taxes assessed against such party's respective share of production of Minerals, Ore or Product from the Property.

        19.4 Delivery of Tax Notices. If Owner receives tax bills or claims which are Triband's responsibility, Owner shall promptly forward them to Triband for appropriate action, and if they are not received by Triband at least ten
(10) business days before any payment is due, Triband shall not be responsible for any interest, penalty, charge, expense, or other liability arising from late payment. Owner agrees to indemnify and save harmless Triband from all of the interests, penalties, charges, expense or liabilities that may be incurred by Triband from time to time as a result of Owner's failure to promptly forward tax bills or claims to Triband.

20. Indemnity. Triband shall defend, indemnify and save harmless Owner, its successors and assigns, of and from any and all liability for any claims, actions or damages, including court costs and attorney's fees, in any way arising from or relating to Triband's occupation, ownership and use of the Property and any property subject to the Underlying Agreements, or its operations on or in the Property after the Effective Date. Owner shall defend, indemnify and save harmless Triband, its successors and assigns, of and from any and all liability for any claims, actions or damages, including court costs and attorney's fees, in anyway arising from or relating to Owner's occupation, ownership and use of the Property, or its operations on or in the Property and any property subject to the Underlying Agreements, before the Effective Date or after termination of this Agreement or after Triband's reconveyance to Owner of any unpatented mining claims surrendered by Triband in accordance with this Agreement, as applicable. The parties' defense, indemnification and hold harmless obligations shall extend to and include any and all claims, actions or damages arising from or relating to Federal, state or local laws, regulations or ordinances concerning the preservation of the environment or reclamation of the Property, including the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act, and shall survive termination of this Agreement.

21. Inspection. At Owner's expense and on Owner's advance request and notice to Triband, Owner or Owner's duly authorized representatives shall be permitted to enter on the Property and Triband's workings at reasonable times for the purpose of inspection, but they shall enter on the Property at their own risk and in such a manner as not to unreasonably delay, hinder, or interfere with the operations of Triband. Owner shall defend, indemnify and hold Triband harmless from any and all damages, claims or demands arising from injury to Owner, Owner's agents or representatives or any third party, on the Property or on any access to the Property arising from or relating to Owner's entry and inspection.

22. Title Information and Data. On execution of this Agreement, Owner shall promptly obtain and deliver to Triband copies of all title abstracts, documents, opinions and reports affecting the Property which Owner has in its possession or available to it, including copies of any plats and field notes of surveys of the Property. Owner agrees to deliver to Triband copies of any exploration data, assays, logs, maps, geological, geochemical and geophysical surveys and reports that Owner may have in its possession, without charge.

23. Representation of Title.

        23.1 Unpatented Mining Claims. Regarding the unpatented mining claims comprising all or a portion of the Property, Owner covenants, represents and warrants, which covenants, representations and warranties shall survive termination of this Agreement, that: (a) the claims were properly located in accordance with applicable Federal and state laws and regulations; (b) all assessment work requirements for the claims have been performed and all filings and recordings of proof of performance have been made properly and all Federal annual unpatented mining claim maintenance and rental fees have been paid properly and timely; (c) the claims are in good standing and Owner has good title to and owns the entire undivided legal and equitable interest in the claims, subject to the paramount title of the United States and other matters of title disclosed in this Agreement; (d) Owner has good right and full power to lease and to convey the interests described in this Agreement; (e) the claims are free and clear of all liens, claims and encumbrances except as otherwise disclosed in this Agreement; (f) Owner shall not commit any act or acts which will encumber or cause a lien to be placed on the claims; and (g) Owner will defend title to the claims consistent with these representations and warranties.

        23.2 Underlying Agreements. Owner covenants, represents and warrants, which covenants, representations and warranties shall survive termination of this Agreement, that: (a) Owner's execution and delivery of this Agreement and the instruments to be executed and delivered by Owner in accordance with the terms of this Agreement will not conflict with or result in a breach of or default under any of the terms, conditions or provisions of any of the Underlying Agreements; (b) there are no actions, claims, litigation, proceedings or suits pending or threatened against Owner or any of the Properties which could, if continued, adversely affect Owner's ability to fulfill Owner's obligations under this Agreement; (c) Owner has not previously assigned, optioned, subleased or otherwise encumbered its interest in the Underlying Agreements; (d) there has been no act or omission by Owner which could result by notice or lapse of time in the abandonment, breach, default, forfeiture, relinquishment or termination of any of the Underlying Agreements or any other agreement, contract or instrument relating to the Property to which Owner is a party or in accordance with which Owner is obligated; and (e) at Triband's request, Owner will request and obtain from each lessor, sublessor or optionor, as applicable, under the Underlying Agreements an instrument in accordance with which each such party certifies that the Underlying Agreement to which it is a party is fully effective and in good standing.

24. Remedies for Defects in Title.

        24.1 Triband's Remedies. If Owner owns an interest in the Property, which for purposes of this Section shall include the Underlying Agreements and the property subject to them, which is less than the entire interest, except such lesser interests as are described in this Agreement, Triband may seek any remedies available to it at law or in equity, including, but not limited to, acquisition of any interest not owned by Owner, the restitution of any and all payments made by Triband pursuant to this Agreement, recovery of costs incurred by Triband pursuant to this Agreement, termination or rescission of this Agreement and recovery of damages incurred by Triband. If Owner fails to promptly remedy any defects in title or to pay, when due, rents, mortgages or other liens against the Property, Triband shall have the right, but shall not be obligated, to remedy such defects or to pay such amounts, and if it does so, Triband shall be subrogated to all the rights of the holder of such rights, Triband shall have the right to offset and credit against payments due to Owner under this Agreement all of Triband's costs incurred and payments made to remedy such defects or to pay such amounts, including any and all costs incurred by Triband to acquire from any third party any interest in the Property or any portion of the Property. If Triband acts to remedy such defects, such action shall not constitute an election of remedies on part of Triband.

        24.2 Lesser Interest. If Owner owns an interest in the Property which is less than the entire and undivided estate in the Property, the Purchase Price, the Minimum Payments and Royalty payments shall be reduced proportionately in accordance with the nature and extent of Owner's interest so that the Purchase Price, the Minimum Payments and Royalty payments shall be paid to Owner only in the proportion that Owner's interest bears to the entire and undivided estate in the Property. Such reduction shall in no way be construed as a measure of damages that may be suffered by Triband or to in any way limit the rights of Triband to seek the remedies available to it.

        24.3 Escrow of Payments Pending Dispute. If at any time a third party asserts a claim of ownership in the Property or the Minerals which is adverse to the interest of Owner or Triband, or if Triband is advised by legal counsel for Triband that it appears that a third party may have such a claim, Triband may deposit any payments which would otherwise be due to Owner into escrow and give notice of such deposit to Owner. In the event of a dispute concerning ownership of the Property, the Minerals, the surface of the Property or the Royalty, payment of the Minimum Payments, the Royalty payments and the Purchase Price, as applicable, may be deferred until twenty (20) days after Triband is furnished satisfactory evidence that such dispute has been finally settled and all provisions as to keeping this Agreement in force shall relate to such extended time for payment.

         24.4 Survival of Triband's Rights. The provisions of this Section shall survive any termination of this Agreement.

25. Amendment and Relocation of Claims. Triband shall have the right to amend or relocate in the name of Owner any of the unpatented mining claims subject to this Agreement which Triband deems advisable to amend or relocate. Triband shall have the right to abandon any unpatented mining claims subject to this Agreement and relocate the lands formerly appropriated by abandoned mining claims as mill sites. Owner appoints Triband as Owner's lawful attorney-in-fact for the purpose of the location, amendment or relocation of any such claims. All amended or new locations shall be part of the mining claims subject to this Agreement and the parties will promptly after amendment or location of such claims execute and deliver an addendum to this Agreement and an amended memorandum of this Agreement to such effect.

26. Covenants, Warranties and Representations. Each of the parties covenants, warrants and represents for itself as follows:

        26.1 Compliance with Laws. That it has complied with all applicable laws and regulations of any governmental body, Federal, state or local, regarding the terms of and performance of its obligations under this Agreement.

        26.2 No Pending Proceedings. That there are no lawsuits or proceedings pending or threatened which affect its ability to perform the terms of this Agreement.

        26.3 Authority. That it has the full right, title and authority to enter into this Agreement and to perform its obligations, and neither this Agreement, nor its performance, violates or constitutes a default under the provisions of any other agreement to which it is a party or to which it is bound.

        26.4 Commissions; Finder's Fees. That it has not utilized the services of a broker or a finder in the negotiation and/or execution of this Agreement, and that it has not incurred any obligation to pay a broker's commission or finder's fee upon the execution and consummation of this Agreement, except that Triband has incurred an obligation to pay a fee to Timothy J. Percival which shall be solely for Triband's account and exclusively Triband's obligation.

        26.5 Performance of Obligations. That it shall have performed, satisfied and complied with all covenants, agreements and conditions required by it on or before the Closing Date.

        26.6 Costs. That it shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

27. Owner's Covenants, Representations and Warranties. Owner covenants, represents and warrants as follows:

        27.1 Noninterference. Owner hereby covenants that Owner will not do or permit to be done any act which would or might hinder or impair the rights of Triband to exercise any right granted to Triband under this Agreement or to acquire all right, title and interest in and to the Property. Owner acknowledges that the right granted to Triband under this Agreement are exclusive to Triband, and Owner covenants that Owner will not enter into any agreement, contract, lease, option or other instrument for the grant to any other party of any rights to explore for, develop or mine any Minerals on the Property.

        27.2 Estoppel Certificate. On Triband's written request, Owner will execute and deliver to Triband an estoppel certificate, in form acceptable to Triband, whereby Owner confirms that this Agreement is in full force and effect and that there are no defaults by Owner or Triband under this Agreement.

        27.3 Environmental Conditions. Owner is not aware of nor has it received notice from any governmental agency of any condition existing on the Property or created by Owner which is or might be a violation of any applicable Federal, state or local law, regulation or ordinance.

        27.4 Non-Foreign Status. Owner is not a "foreign person" as defined under ss.1445(f) of the Internal Revenue Code. At Triband's request Owner shall furnish Triband an affidavit confirming its non-foreign status in such form as is reasonably required by Triband.

28. Termination by Owner. In the event of any default or failure by Triband to comply with any of the covenants, terms or conditions of this Agreement, Owner shall be entitled to give Triband written notice of the default, specifying details of the same. If such default is not remedied within thirty (30) days after receipt of the notice, provided the same can reasonably be done within that time, or, if not, if Triband has not within that time commenced action to cure the same or does not after such commencement diligently prosecute such action to completion, Owner may terminate this Agreement by delivering notice to Triband of Owner's termination of this Agreement. Termination shall not be based on a default or on a failure to remedy the same which results from any cause beyond the reasonable control of Triband, including, without limitation, the force majeure provisions of this Agreement. If Triband contests any alleged default, Triband may give written notice of such contest to Owner during the period allowed for Triband's cure of any alleged default. If Triband notifies Owner of Triband's contest of the alleged default, Owner shall have no right to deliver notice of termination or to terminate this Agreement until such time as a court of competent jurisdiction enters a decree or order that Triband is in fact in default under this Agreement and the times for amendment, appeals and review of the decree or order have expired. If a court of competent jurisdiction enters a decree or order that Triband is in fact in default under this Agreement, Triband shall have thirty (30) days after entry of the decree or order and expiration of all times for amendment, appeal and review of the decree or order during which to commence action to cure the default as determined by the court of competent jurisdiction.

29.     Surrender and Termination.

        29.1 Termination by Triband. Triband may at any time terminate this Agreement by giving written notice to Owner. On or promptly after delivery of the notice of termination, Triband shall execute and deliver to Owner a written release of this Agreement in proper form for recording. If Triband terminates this Agreement, Triband shall not be required to perform the obligations or the work commitment, if any, or pay the Minimum Payments which accrue or come due after the termination date, except as expressly provided in this Agreement.

        29.2 Partial Surrender of Mining Claims. During the term of this Agreement, Triband may at any time surrender any unpatented mining claim which constitutes part of the Property. If during the term of this Agreement, Triband intends to surrender any unpatented mining claim, it shall give written notice to Owner. Owner shall have ten (10) days following Owner's receipt of Triband's notice during which to notify Triband that Owner requests a reconveyance to Owner of the mining claim(s) proposed to be surrendered by Triband. If Owner does not timely request a reconveyance of the mining claim(s), Owner shall be deemed to have irrevocably waived its right to request a reconveyance of the surrendered mining claim(s). If Owner timely requests that Triband reconvey the mining claim(s), Triband shall promptly execute and deliver to Owner a quitclaim deed of Triband's right, title and interest in and to the mining claim(s) proposed to be surrendered. At such time Owner shall assume and perform all duties, obligations and responsibilities in respect of the mining claim(s) which accrue or arise after the date of Triband's execution of the quitclaim deed, and Owner shall defend, indemnify and hold harmless Triband from any claims, damages, liabilities, losses or responsibilities arising from or relating to Owner's activities on, ownership, possession or use of the reconveyed mining claim(s).

        29.3 Surrender of Underlying Agreements. During the term of this Agreement, Triband may at any time surrender any Underlying Agreement which constitutes part of the Property. If during the term of this Agreement, Triband intends to surrender any Underlying Agreement, it shall give written notice to Owner. Owner shall have ten (10) days following Owner's receipt of Triband's notice during which to notify Triband that Owner requests a reassignment to Owner of the Underlying Agreement proposed to be surrendered by Triband. If Owner does not timely request a reassignment of the Underlying Agreement, Owner shall be deemed to have irrevocably waived its right to request a reassignment of the surrendered Underlying Agreement. If Owner timely requests that Triband reassign the Underlying Agreement, Triband shall promptly execute and deliver to Owner an assignment of Triband's right, title and interest in and to the Underlying Agreement proposed to be surrendered. At such time Owner shall assume and perform all duties, obligations and responsibilities in respect of the Underlying Agreement which accrue or arise after the date of Triband's execution of the assignment, and Owner shall defend, indemnify and hold Triband harmless from any claims, damages, liabilities, losses or responsibilities arising from or relating to Owner's activities on, ownership, possession or use of the reconveyed Underlying Agreement.

30. Entry After Termination. After termination of this Agreement, Triband shall have the right to enter on the Property, without obligation to pay any payments to Owner or to perform any other obligations under this Agreement, to remove Triband's equipment and property and for the purpose of reclamation, remediation or restoration of the Property as required under any applicable Federal, state or local laws, regulations or ordinances.

31. Data. Upon termination of this Agreement, Owner shall have the right to request copies of all noninterpretive factual data regarding the Property in Triband's possession at the time of termination which have before termination not been delivered to Owner. Triband agrees that it will within thirty (30) days after receipt of a timely written demand by Owner deliver to Owner a copy of all such noninterpretive factual data. Triband shall have no liability on account of any such information received or acted on by Owner or any other party to whom Owner delivers such information. Owner must exercise its right to request the information in writing and must give such written request within thirty (30) days after termination of this Agreement, and absent such timely written demand, Triband shall have no obligation under this Section to provide such information.

32. Confidentiality. The data and information, including the terms of this Agreement, coming into the possession of Owner by virtue of this Agreement, shall be deemed confidential and shall not be disclosed to outside third parties except as may be required to publicly record or protect title to the Property or to publicly announce and disclose information under the laws and regulations of the United States or any state or local government or any country, or under the rules and regulations of any stock exchange on which stock of any party, or the parent or affiliates of any party, is listed. Owner agrees with respect to any public announcements or disclosures so required, including the announcement of the execution of this Agreement, if any, to inform Triband of the content of the announcement or disclosure in advance of its intention to make such announcement or disclosure in sufficient time to permit Triband to jointly or simultaneously make a similar public announcement or disclosure if the other parties so desire. Nothing in this Agreement shall limit or restrict the right of Triband to provide, deliver or release to parent companies, companies with a common parent, subsidiary companies, affiliated or related companies and/or co-venturers the data and information, including the terms of this Agreement, coming into the possession of Triband by virtue of this Agreement.

33. Force Majeure. The respective obligations of either party, except Triband's obligation to pay the Minimum Payments, perform the annual assessment work or pay the Federal annual mining claim maintenance or rental fees required under this Agreement, shall be suspended during the time and to the extent that such party is prevented from compliance, in whole or in part, by war or war conditions, actual or potential, earthquake, fire, flood, strike, labor stoppage, accident, riot, unavoidable casualty, act or restraint, present or future, of any lawful authority, statute, governmental regulation or ordinance, environmental restrictions or conditions, permit or license approvals, act of God, act of public enemy, delays in transportation, or other cause of the same or other character beyond the reasonable control of such party.

34. Disputes not to Interrupt Operations. Disputes or differences between the parties shall not interrupt performance of this Agreement or the continuation of Triband's operations. In the event of any dispute or difference, operations may be continued, and settlements and payments may be made in the same manner as before such dispute or difference.

35. Memorandum Agreement. Upon execution of this Agreement, the parties shall execute and deliver a short form of this Agreement which shall be recorded in the office of the recorder of each county in which all or part of the Property is located. The execution and recording of the memorandum of agreement shall not limit, increase or in any manner affect any of the terms of this Agreement, or any rights, interest or obligations of the parties.

36. Notices. Any notices required or authorized to be given by this Agreement shall be in written form. Any notices required or authorized to be given by this Agreement may be sent by registered or certified delivery, postage prepaid and return receipt requested, addressed to the proper party at the following address or such address as the party shall have designated to the other parties in accordance with this Section. Any notice required or authorized to be delivered by this Agreement shall be deemed to have been sufficiently delivered or served in written form if: (a) mailed in accordance with this Section; (b) personally delivered to the proper party; or (c) delivered by telex, telegraph, facsimile or other electronic transmission and actually received by such party. Delivery of notice shall be effective on the first business day after the party deposits the notice for mailing or delivers the notice by the other means authorized in this Section, as applicable.

      If to Owner:      St. George Metals, Inc.
                        2111 Green Vista Drive, Suite 102
                        Sparks, Nevada  89431

      If to Triband:    Triband Resource US Inc.
                        1620 -  701 West Georgia Street
                        Vancouver, BC, Canada V7Y 1K8

37. Binding Effect of Obligations. This Agreement shall be binding upon and inure to the benefit of the respective parties and their successors and assigns.

38. Whole Agreement. This Agreement supersedes all prior agreements between the parties. The whole agreement between the parties is written in this Agreement and in a memorandum of agreement of even date which is intended to be recorded. There are no terms or conditions, express or implied, other than those expressly stated in this Agreement. This Agreement may be amended or modified only by an instrument in writing, signed by the parties with the same formality as this Agreement.

39. Governing Law and Forum Selection. This Agreement shall be construed and enforced in accordance with the laws of the state in which the Property is situated. The parties submit to the jurisdiction of the state courts within and the United States District Court for the district and division in which the Property is situated, and waive any objections to the jurisdiction of such courts and venue of any actions or proceedings in such courts arising from or relating to this Agreement.

40. Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

41. Other Interests. Owner represents that Triband has not induced or caused Owner to terminate any previous license, lease agreement, or otherwise, for the Property subject to this Agreement, and/or to discontinue or interfere with a business relationship with any such licensee(s) or lessee(s), or otherwise. Owner agrees to defend, indemnify and hold harmless Triband against any and all claims, demands or suits for damages or injunctive relief which may be brought against Triband, incident to, arising from, in connection with or resulting from any such termination and/or discontinuance of a business relationship.

42. Severability. If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any law of the United States or any state, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

43.     Assignment.

         43.1 By Triband. Triband may assign this Agreement or transfer any part of its interest under this Agreement.

        43.2 By Owner. If Owner intends to transfer all or any part of its interest in the Property or in or under this Agreement in accordance with the terms of an agreement which Owner determines is acceptable, Owner shall promptly notify Triband of Owner's intentions. The notice shall state all pertinent terms and conditions of the intended transfer, and shall be accompanied by a copy of the agreement, contract, offer or other instrument governing the terms of the transfer. If the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the nonmonetary consideration and stated in terms of cash or currency). Triband shall have sixty
(60) days from the date Triband receives such notice to notify Owner that Triband elects to acquire the offered interest at the same price (or its monetary equivalent in cash or currency) and on the same terms and conditions as described in Owner's notice. If Triband fails to elect within the period provided for in this Section, Owner shall have thirty (30) days following the expiration of such period to consummate the transfer to a third party at a price upon terms no less favorable to Owner than those offered by Owner to Triband in Owner's notice. If Owner fails to consummate the transfer to a third party within the period described in this Section, Triband's preferential right to acquire such offered interest shall be deemed to be revived. Any subsequent proposal by Owner to transfer its interest in the Property in or under this Agreement shall be conducted in accordance with all of the procedures described in this Section. No change in ownership of Owner's interest in the Property shall affect Triband's obligations under this Agreement unless and until Owner delivers and Triband receives certified copies of instruments recorded or other documents necessary to demonstrate the change in ownership of Owner's interest. No other type of notice, whether actual or constructive, shall be binding on Triband. Until Triband receives Owner's notice and the documents required to be delivered under this Section, Triband may continue to make all payments under this Agreement as if the transfer of Owner's ownership interest had not occurred. No division of Owner's ownership as to all or any part of the Property shall enlarge Triband's obligations or diminish Triband's rights under this Agreement, and Triband may disregard any such division.

44. Agreement Conditional. Triband's obligations under this Agreement are conditional on completion to Triband's satisfaction, determined in its sole discretion, of the following conditions:

        44.1 Approvals. Triband's shareholder, Triband Resource Corporation, an Alberta, Canada corporation, shall have applied for and received from each regulatory agency having jurisdiction of Triband Resource Corporation and from the Alberta Stock Exchange approval for Triband's execution and delivery of this Agreement. Triband shall cause Triband Resource Corporation to promptly apply for and diligently pursue issuance of each required approval.

        44.2 Consent under Bida-Belaustegui Agreement. Owner and Triband shall have received the written consent to Owner's assignment of the Bida-Belaustegui Agreement as provided in Section 13(a) of the Bida-Belaustegui Agreement. Owner shall use its diligent and best efforts to request and obtain the written consent in accordance with Section 13(a) of the Bida-Belaustegui Agreement on or before the Effective Date.

        44.3 Certification of Luning Gold Inc. Obligations. Owner and Triband shall have received from Luning Gold Inc. written certification and confirmation that Owner has performed all of its obligations under the following described agreements and that the following described agreements are in full force and effect: (a) Conveyance of Production Payment dated August 8, 1990; (b) Promissory Note dated August 8, 1990; (c) Deed of Trust dated August 8, 1990;
(d) Assumption Agreement dated August 8, 1990; and (e) Contingent Payments Agreement dated February 14, 1989, all described in Exhibit A, Part 3.

        44.4 Delivery of Data and Information. Owner shall obtain and deliver to Triband all data and information concerning the Property presently in the possession of Idaho Consolidated Metals Corp. Owner will cooperate with Triband's efforts to obtain the data and information.

        The parties have executed this Agreement effective as of the Effective Date.

                                      St. George Metals, Inc.


                                      By
                                        --------------------------------------
                                      Title:
                                            ----------------------------------
                                      Tax Identification No.
                                                            ------------------

                                      Triband Resource US Inc.


                                      By
                                        --------------------------------------
                                      Title:
                                            ----------------------------------

                                    )
                                    )ss.
                                    )

         This Mining Lease and Option Agreement was acknowledged before me on_____, 1998 by _____________________________, as_____________________________
of St. George Metals, Inc.

                                                 ______________________________

                                                      Notary Public
                                                 My commission expires:________

                                    )
                                    )ss.
                                    )

         This Mining Lease and Option Agreement was acknowledged before me on______, 1998, by ______________________________ as___________________________
of Triband Resource US Inc.

                                                 ______________________________

                                                      Notary Public
                                                 My commission expires:________